PVA AGREEMENT

                             ISOLYSER COMPANY, INC.
                                       AND
                             THANTEX HOLDINGS, INC.
                                 August __, 1998


     PVA AGREEMENT, dated August ___, 1998 (this "Agreement"), between ISOLYSER COMPANY, INC., a Georgia corporation ("Isolyser"), and THANTEX HOLDINGS, INC., a Delaware corporation ("Holdings"). Certain capitalized terms shall have the meaning set forth in Article I.

     WHEREAS, Isolyser owns 8,185,747 pounds of PVA inventory and Isolyser holds certain patent rights involving PVA (the "PVA Patents"); and

     WHEREAS, Isolyser or Isloyser Affiliates have contracted to sell to Thantex Specialties, Inc., a Delaware corporation ("Specialties") a plant in Arden, N.C. and a plant in Abbeville, S.C. and in connection with such transactions, Isolyser will receive an equity interest in Specialties; and

     WHEREAS, the parties have reached certain agreements with respect to Isolyser's PVA inventory, the plants owned by Specialties and the PVA Patents.

     NOW, THEREFORE, in consideration of the premises and of the mutual agreements and covenants hereinafter set forth, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Holdings and Isolyser hereby agree as follows:


                                   ARTICLE I.

                                   DEFINITIONS

     SECTION 1.01. Certain Defined Terms. (a) As used in this Agreement, the following terms shall have the following meanings:

     "Affiliate" of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person.

     "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as a trustee or executor (in each case, acting in a fiduciary capacity), of the power to direct or cause the direction of the management or policies of a Person, whether through the

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ownership of voting securities,  as trustee or executor (in each case, acting in a fiduciary capacity), by contract or credit arrangement or otherwise.

     "Encumbrance" means a pledge, lien, security interest, mortgage, charge, adverse claim of ownership or use, or other encumbrance of any kind.

     "Initial  Sale"  means  the sale of  4,500,000  pounds of PVA  pursuant  to
Section 2.01.

     "Isolyser Parties" means Isolyser and all entities controlled by Isolyser.

     "PVA" means poly-vinyl alcohol fiber, having the specifications listed on Exhibit A.

     "PVA Equivalent" mean (i) PVA, (ii) PVA woven rollgoods, (iii) PVA nonwoven rollgoods and (iv) products made from PVA rollgoods.

     "PVA Equivalent Pounds" means the pounds of PVA in the PVA Equivalent or used in the making of the PVA Equivalent and shall include the gross waste pounds resulting from the conversion of PVA fiber to a converted product and only pertains to the PVA component of converted goods.

     "PVA Inventory" means the PVA owned by Isolyser on the date of this Agreement as more fully described on the attached Exhibit B.

     "PVA License" means the license from Isolyser, as licensor in the form attached hereto as Exhibit C.

     "Related Transactions" means those transactions by and among Holdings, Isolyser and their Affiliates more fully described on Exhibit D.

     "Remaining Inventory" means the 3,685,747 pounds of PVA Inventory remaining after the Initial Sale; poundage for which Isolyser has rebated a pro rata share of the Option price pursuant to Section 2.04(b)(3) shall no longer be considered a part of "Remaining Inventory".

     "TS Plants" mean the Arden, N.C. plant owned, or to be owned by Specialties and the Abbeville, S.C. plant owned, or to be owned by Specialties.

                                   ARTICLE II.

                                SALES TO HOLDINGS
                                   AND LICENSE

     SECTION 2.01 Initial Sale. Isolyser shall sell and Holdings or its Affiliates shall purchase 4,500,000 pounds of PVA at the closing of the Related Transactions. The PVA will be sold pursuant to a bill of sale in substantially
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the form attached  hereto as Exhibit E. The PVA to be sold and its locations are listed on Exhibit B-1.

     SECTION 2.02 Purchase Price for Holdings. The purchase price of any PVA Inventory purchased by Holdings or its Affiliates shall be $0.45 per pound of PVA Inventory. The purchase price to be paid at the Initial Sale shall be paid by wire transfer. The purchase price for any other purchases of PVA from Isolyser will be FOB warehouse, 30 day terms.

     SECTION 2.03 License Agreement. At the Initial Sale, Isolyser shall deliver the License.

     SECTION 2.04 Holdings  Option on Remaining  Inventory.

         (a) Holdings shall have the option (the "Holdings Option") to acquire the Remaining Inventory in accordance with the terms and conditions of Section
2.02. Holdings shall pay $200,000 at the closing of the Initial Sale for the Holdings Option. Holdings shall purchase in increments of not less than 10,000 pounds. The Holdings Option shall expire on the fourth anniversary of the Initial Sale.

         (b) Notwithstanding the Holdings Option, Isolyser shall have the right to utilize all or part of the Remaining Inventory upon the following terms and conditions:

         (1) Isolyser shall provide Holdings with a non-binding rolling three month forecast of its PVA requirements, including purchases from Holdings or its Affiliates pursuant to Sections 2.07, 3.01 and 3.02 and including Isolyser's estimated use of the PVA fiber in the Remaining Inventory.

         (2) Isolyser will give Holdings not less than thirty (30) days prior written notice of its intentions to use a part of the Remaining Inventory and Holdings shall have the right to exercise all or part of the Holdings Option within such thirty
                  (30) day period. After the expiration of the thirty day period and the use by Isolyser of the specified amount of PVA, the Holdings Option shall remain in full force and effect with the remainder of the Remaining Inventory.

         (3) With respect to each pound of PVA used by Isolyser or otherwise unavailable for purchase under the Holdings Option (because of casualty loss, theft, or otherwise), Isolyser agrees to promptly rebate to Holdings within five (5) days of recognition an amount equal to the per pound price of the Holdings Option ($200,000 /3,685,747) times the number of pounds then recognized as eliminated from the Holdings Option.

         (4) Isolyser will provide upon request quarterly reports to Holdings on the current poundage of the Remaining Inventory and its locations.


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     SECTION 2.05 Protection of Remaining Inventory. Isolyser agrees to keep the
Remaining Inventory fully insured in an amount not less than the replacement cost of the PVA and to provide Holdings with a copy of the insurance policy. The Remaining Inventory shall be kept at the locations set forth on the attached Exhibit __, unless the parties agree in writing otherwise (for which Holdings shall not unreasonably withhold its agreement). Holdings shall have the right to inspect the Remaining Inventory upon request, after reasonable notice and at reasonable times.

     SECTION 2.06 Quality of PVA. Isolyser represents and warrants that the PVA to be sold or optioned to Holdings is of good, merchantable quality, commercially usable, consumable and saleable in the ordinary course of business and meets the specifications set forth in Exhibit A. All sales of PVA will be for "white fiber" unless specifically designated as "green fiber". Isolyser agrees that in no event will it transfer to Holdings or its designee "green fiber" in a greater ratio than 20% green to 80% white. Isolyser represents and warrants that it has good and marketable title to the PVA which is subject to this Agreement and that it will not encumber or permit any Encumbrances of the PVA during the term of this Agreement, except for Holdings security interests more fully described on Exhibit F and the existing security interests in the PVA.

     SECTION 2.07. Exclusive Converter. (a) Isolyser agrees that the Isolyser Parties will use the TS Plants owned by Specialties as their exclusive converter of PVA woven and non- woven rollgoods for such products as each of the TS Plants is capable of producing and provided that the TS Plant is competitive with respect to price, quality, delivery and other material converter terms with respect to the products required by the Isolyser Party. An Isolyser Party may use a third party converter when the objectives of the Isolyser Party are broader than mere conversion of product.

         (b) Isolyser agrees to cause each Isolyser Party to abide by the terms of this Section.

         (c) The provisions of this Section will terminate with respect to each TS Plant upon the earlier of (i) divesture of the TS Plant by Specialties to an unrelated third party and (ii) Isolyser or an Isolyser Affiliate no longer owns an equity interest in such TS Plant. In the event that an Isolyser Party sells a business or substantially all of the assets of a business which previously utilized a TS Plant for conversion of PVA to an unrelated third party, the purchaser of such business or asssets shall have no obligation to continue the relationship with the TS Plant.



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                                   ARTICLE III

                               ISOLYSER PURCHASES


     SECTION 3.01 Isolyser Purchase Obligation.

         (a) Isolyser agrees to purchase from Holdings or its Affiliates 2,600,000 pounds of PVA Equivalents. The purchase price for the PVA component of any PVA Equivalents shall be $0.80 per PVA Equivalent Pound, FOB with 30 day terms. Isolyser agrees to purchase 650,000 PVA Equivalent Pounds per year, measured on a cumulative basis from the date of this Agreement, in relatively equal quarterly amounts, until the 2.6 million pounds has been purchased.

         (b) Isolyser shall provide Holdings with a non-binding rolling three month forecast of its PVA purchases.

         (c) Isolyser shall have the right to cure any breach of its purchase obligations by payment of the purchase price for the unpurchased poundage within 30 days of notice from Holdings, which payment may be used as a credit against future purchases of PVA Equivalents.

         (d) Specialties and Isolyser shall negotiate in good faith the cost of converted PVA goods, including a reasonable margin for Holdings and a reasonable price for Isolyser, pursuant to the terms of Section 2.07 above.

     SECTION 3.02 Additional Isolyser Purchases. After Isolyser has purchased the required amounts of PVA Equivalents required by Section 3.01, Holdings agrees to sell additional PVA Equivalents (but not PVA fiber) upon the following terms and conditions:

         (a) The purchase price for the PVA component of any PVA Equivalents shall be the lesser of $0.80 per PVA Equivalent Pound or the then current market pricing for PVA fiber, but in no event less than $0.45 per PVA Equivalent Pound.

         (b) Holdings will be obligated to sell PVA Equivalents to Isolyser only to the extent that (i) Holdings has PVA remaining from the Initial Sale or from purchases under the Holdings Option that Holdings has elected in its sole discretion to purchase, and (ii) Holdings does not want to use such remaining PVA for its own purposes or uses.

     SECTION 3.03 Security Agreement. In order to provide security for its obligations under this Agreement, Isolyser shall deliver to Holdings a Security Agreement and UCC Financing Statements in substantially the form attached hereto as Exhibit F.

                                   ARTICLE IV

                            MISCELLANEOUS PROVISIONS

     SECTION 4.01 Further Instruments. Each of the parties hereto shall execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated hereby.

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     SECTION 4.02 Holdings Authority. Holdings represents and warrants that this
Agreement and all agreements and actions contemplated by this Agreement have been duly authorized, that the transactions do not violate any agreements by which Holdings or its Affiliates are bound and that there is no pending or threatened litigation relating to the subject matters of this Agreement.

     SECTION 4.03 Isolyser Authority. Isolyser represents and warrants that this Agreement and all agreements and actions contemplated by this Agreement have been duly authorized, that the transactions do not violate any agreements by which Isolyser or its Affiliates are bound and that there is no pending or threatened litigation relating to the subject matters of this Agreement.

     SECTION 4.04. Waiver. At any time prior to the Closing, each of the parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby.

     SECTION 4.05. Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.

     SECTION 4.06. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in Person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 11.02):

         (a) if to Isolyser:  Isolyser Company, Inc.
                              650 Engineering Drive
                              Norcross, GA 30092
                              Chief Financial Officer
                              Telecopier: (770)441-2592
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            with a copy to:   Arnall Golden & Gregory, LLP
                              1201 West Peachtree Street
                              2800 One Atlantic Center
                              Atlanta, GA 30309-3450
                              Attn: Stephen D. Fox, Esq.
                              Telecopier: (404)873-8529

          (b)if to Holdings:  Holdings Holdings, Inc.
                              4838 Jenkins Avenue
                              North Charleston, SC 29405
                              Attn: Jerry Zucker and James G. Boyd
                              Telecopier: (843)747-4092

             with a copy to:  Buist, Moore, Smythe & McGee, PA
                              5 Exchange Street
                              P.O. Box 999
                              Charleston, SC 29401
                              Attn: Susan M. Smythe, Esq.
                              Telecopier (843) 723-7398

     SECTION 4.07. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 4.08. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

     SECTION 4.09. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between Isolyser and Holdings with respect to the subject matter hereof and except as otherwise expressly provided herein. The exhibits referred to in and attached to

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this Agreement form a part of this Agreement and by reference are incorporated herein.

     SECTION 4.10. Assignment. This agreement shall be binding on the parties, their successors and permitted assigns. Holdings may fulfill its obligations hereunder through a Holdings Related Party, provided Holdings remains primarily liable. Isolyser may fulfill its obligations hereunder through an Isolyser Related Party, provided Isolyser remains primarily liable. Except as otherwise provided in this agreement, neither party hereto may assign its rights or delegate its obligations under this Agreement without the prior written consent of the other party.

     SECTION 4.12. Amendment. This Agreement may not be amended or modified except by an instrument in writing signed by Isolyser and Holdings.

     SECTION 4.13. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State.

     SECTION 4.14. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     IN WITNESS WHEREOF, Isolyser and Holdings have caused this PVA Agreement to be executed as of the date first written above by their respective officers hereunto duly authorized.

                                           ISOLYSER COMPANY, INC.


                                           By:___________________

                                           Its:__________________



                                           THANTEX HOLDINGS, INC.


                                           By:___________________

                                           Its:__________________



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